UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

December 12, 2013
Date of Report (Date of earliest event reported)

QUALCOMM Incorporated
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-19528	95-3685934
(Commission File Number)	(I.R.S. Employer Identification No.)

5775 Morehouse Drive, San Diego, California	92121-1714
(Address of principal executive offices)	(Zip Code)

858-587-1121
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 12, 2013, the Board of Directors of QUALCOMM Incorporated (the Company) appointed Steven M. Mollenkopf to the position of Chief Executive Officer-elect. Mr. Mollenkopf will continue to serve as President of the Company (but not Chief Operating Officer), and will commence his service as Chief Executive Officer following the Company’s 2014 Annual Meeting of Stockholders on March 4, 2014.

Dr. Paul E. Jacobs, the Company’s Chief Executive Officer, will step down from that position effective March 4, 2014. Dr. Jacobs will remain an employee of the Company, and will continue to serve as the Company’s Chairman of the Board of Directors, as Executive Chairman. In this role, Dr. Jacobs will help guide the development of new technology and the Company’s long term opportunities.

Mr. Mollenkopf has worked for the Company for nearly 20 years in various leadership positions. Additional information regarding Mr. Mollenkopf’s previous business experience is contained in Part I, Item 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended September 29, 2013 under the heading “Executive Officers” and is incorporated herein by reference.

Effective December 12, 2013, Mr. Mollenkopf will receive a base salary of $1.1 million per year, and will be eligible to receive a bonus under the Company’s 2014 Annual Cash Incentive Plan of 200% of his base salary at target. Also on December 12, 2013, Mr. Mollenkopf received two promotion grants of restricted stock units (RSUs). The promotion grants consist of (i) special retention RSUs with a grant date fair value of $20 million, which will vest in three equal installments on the third, fourth and fifth anniversaries of the date of grant, and (ii) additional RSUs with a grant date fair value of $30 million which will vest annually in five equal installments with the first installment vesting on December 12, 2014. This latter grant is a “multi-year” grant, which front-loaded the annual RSU grants the Compensation Committee anticipated that it would have granted to Mr. Mollenkopf in his role as Chief Executive Officer over the next five years.

Also on December 12, 2013, the Company appointed Mr. Mollenkopf to its Board of Directors. Mr. Mollenkopf was appointed for a term of office that expires at the Company’s next annual meeting of stockholders. There was not and is not any arrangement or understanding between Mr. Mollenkopf and any other person pursuant to which Mr. Mollenkopf was selected to be a director. The Board of Directors has not yet determined whether to name Mr. Mollenkopf to any of its committees. Mr. Mollenkopf will not receive any compensation for his service as a director.

Mr. Mollenkopf’s brother, James D. Mollenkopf, serves as Senior Director, Strategic Development, Qualcomm Technologies, Inc. (a subsidiary of the Company). James Mollenkopf is compensated according to standard Company practices, including participation in the Company’s employee benefit plans generally made available to employees of a similar responsibility level. James Mollenkopf earned $213,269 in base salary and $81,600 in cash incentives during fiscal 2013 and received restricted stock unit grants totaling 3,476 shares with an aggregate grant date fair value of $222,075.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUALCOMM Incorporated

Date:	December 18, 2013	By:	/s/ Daniel L. Sullivan
Daniel L. Sullivan
Executive Vice President, Human Resources